Securities and Exchange Commission
Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

OrthoPediatrics Corp
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

687521100
(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Rule 13d-1(b)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 687521100		13G

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     	Riverbridge Partners LLC
     	41-1930193
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          N/A			(a)____
        		     	(b)____
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
	Minneapolis, Minnesota
NUMBER OF    	5.  SOLE VOTING POWER
SHARES		            	  709,081
BENEFICIALLY 	6.  SHARED VOTING POWER
OWNED BY		        N/A
EACH	        7.  SOLE DISPOSITIVE POWER
REPORTING		        1,062,463
PERSON 	     	8.  SHARED DISPOSITIVE POWER
WITH			        N/A
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       	1,062,463
10.  CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       	N/A
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       	5.43%
12.  TYPE OF REPORTING PERSON
       	IA


Item 1(a) Name of issuer:
		 OrthoPediatrics Corp
Item 1(b) Address of issuer's principal executive offices:
		 2850 Frontier Drive, Warsaw, IN 46582
Item 2(a) Name of persons filing:
		 Riverbridge Partners LLC
Item 2(b) Address or principal business office or, if none, residence:
		 80 South Eighth St., Suite 1200, Minneapolis, MN 55402
Item 2(c) Citizenship:
  		 Minnesota Corporation
Item 2(d) Title of class of securities:
		 Common Stock
Item 2(e) CUSIP No.:
 		 687521100
Item 3	  If this statement is filed pursuant to rules 13d-1(b), or 13d-
	  2(b) or (c), check whether the person filing is an:
		Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
Item 4 	  Ownership
	(a) Amount beneficially owned:
		1,062,463 shares of common stock
	(b) Percent of class:
		5.43% of total shares of common stock outstanding
	(c) Number of shares as to which the person has:
  		(i)  Sole power to vote or to direct the vote
			  709,081
		(ii) Shared power to vote or to direct the vote
			N/A
		(iii)Sole power to dispose or to direct the disposition
			1,062,463
		(iv) Shared power to dispose or to direct the disposition
			N/A

Item 5	Ownership of Five Percent or Less of a Class.
		N/A
Item 6	Ownership of More than Five Percent on Behalf of Another Person.
		N/A
Item 7	Identification and Classification of the Subsidiary Which Acquired
	the Security Being Reported on by the Parent Holding Company or
	Control Person.
		N/A
Item 8	Identification and Classification of Members of the Group.
		N/A
Item 9	Notice of Dissolution of Group.
		N/A
Item 10	Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
	Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 25, 2021

Mark A. Thompson

Mark A. Thompson/Chief Investment Officer